Exhibit 99.1

Enduro Royalty Trust Announces Monthly Cash Distribution

AUSTIN, Texas—(BUSINESS WIRE)—May 18, 2015

Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.023686 per unit, payable on June 12, 2015 to unitholders of record on May 29, 2015. The distribution primarily represents oil production during the month of February 2015 and natural gas production during January 2015.

The following table displays underlying oil and natural gas sales volumes and average prices attributable to the current and prior month net profits interest calculations.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Natural Gas (Mcf)	Oil (per Bbl)	Natural Gas (per Mcf)
Current Month	65,848	499,735	$45.37	$2.79
Prior Month	74,315	365,039	$45.40	$3.37

Oil cash receipts for the properties underlying the Trust totaled $3.0 million for the current month, a decrease of $0.4 million from the prior month calculation. The decrease was primarily due to decreased sales volumes resulting from three less production days in February.

Natural gas receipts increased $0.2 million from the prior month, totaling $1.4 million. The increase was due to increased sales volumes resulting primarily from the timing of cash receipts, partially offset by decreased NYMEX gas prices. As previously disclosed, the prior month distribution did not include any revenues or volumes from certain conventional wells in the Elm Grove field of the East Texas/North Louisiana region that were sold in late 2014. Due to the change in operators, the payment of approximately 87,000 Mcf of December 2014 natural gas production from these conventional properties was delayed, and both December 2014 and January 2015 natural gas production are included in the current month distribution.

Capital expenditures included in the current month distribution totaled $0.4 million and relate to expenses incurred during March 2015.

Permian Basin Operator Adjustment and Impact on Future Distribution

In late April, Enduro Resource Partners, the sponsor of the Trust, received check detail from one of its operators in the Permian Basin that included volume and revenue adjustments from May 2014 through January 2015 production related to properties included in the Trust. As a result of the volume adjustments, approximately $0.6 million was withheld from the payment to recoup overpayments of prior period production on several wells. As a result, the July 2015 distribution will be reduced by approximately $0.5 million related to this adjustment.

About Enduro Royalty Trust

Enduro Royalty Trust is a Delaware statutory trust formed by Enduro Resource Partners to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain of Enduro Resource Partners’ properties in the states of Texas, Louisiana and New Mexico.  As described in the Trust’s filings with the Securities and Exchange Commission, the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors.  Future distributions are expected to be made on a monthly basis.  For additional information on the Trust, please visit www.enduroroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expected expenses, including capital expenditures. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from Enduro Resource Partners with respect to the relevant period. The amount of such cash received or expected to be received is significantly affected by prevailing commodity prices, which have dropped considerably over the past several months and remain highly volatile. Significant decreases in commodity prices could result in less cash available for distribution in future periods. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither Enduro Resource Partners nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Enduro Royalty Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 12, 2015. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Enduro Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell 1 (512) 236-6555